UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 17, 2018

ReWalk Robotics Ltd.

(Exact name of registrant as specified in its charter)

Israel	001-36612	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Hatnufa St., Floor 6, Yokneam Ilit, Israel		2069203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:                        +972.4.959.0123

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 17, 2018, ReWalk Robotics Ltd. (the “Company”) received a notification letter (the “Second Deficiency Letter”) from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, as of March 31, 2018, the Company failed to comply with the minimum $2.5 million shareholders’ equity requirement for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b) (“Rule 5550(b)”), and did not meet the alternative $35 million market value of listed securities (“MVLS”) and $500,000 net income requirements. The Second Deficiency Letter addresses the same deficiencies of which Nasdaq first informed the Company in a letter dated November 10, 2017 (the “First Deficiency Letter”). As disclosed in the Company’s public reports, the Company submitted a compliance plan relating to the First Deficiency Letter in December 2017 and demonstrated compliance with Rule 5550(b) as of December 31, 2017. However, because the Company had a shareholders’ deficiency as of March 31, 2018 and could illustrate compliance with Rule 5550(b) as of that date based only on a balance sheet reflecting the pro forma effect of the issuance of 4 million ordinary shares in a private placement to Timwell Corporation Limited (“Timwell”), Nasdaq determined to issue the Second Deficiency Letter. As in the past, the Second Deficiency Letter is a notice of deficiency, not of delisting, and does not affect the listing or trading of ReWalk ordinary shares on The Nasdaq Capital Market at this time.

The Company has 45 calendar days, or until July 2, 2018, to comply with the MVLS requirement or to submit a plan to regain compliance with any of the alternative shareholders’ equity, MVLS or net income requirements of Rule 5550(b). The plan may show current or near-term compliance with shareholders’ equity or MVLS continued listing requirements before the release of financial statements for a completed period. If Nasdaq accepts the Company’s plan, it may extend the Company’s time to show compliance for up to 180 calendar days from May 17, 2018, or until November 13, 2018.

The Company is considering its plan to regain compliance with Rule 5550(b), and believes that it will regain compliance during Nasdaq’s compliance period (including any extensions after the submission of a plan). Under Nasdaq rules, the Company could regain compliance if, during such compliance period, (i) the MVLS of the Company’s ordinary shares (the product of total shares outstanding and the daily closing bid price) closes at $35.0 million or more for at least 10 consecutive business days, or (ii) it reports shareholders’ equity of at least $2.5 million. Based on 34,633,885 shares outstanding as of May 15, 2018 (following the issuance of 4 million shares on that date to Timwell) and recent share prices, the Company believes that it will satisfy the MVLS requirement, thus curing the deficiency under Rule 5550(b). To the extent that the Company does not regain compliance based on the MVLS criterion, it believes it will alternatively comply with the shareholders’ equity requirement throughout the 2018 fiscal year, based on its operating and fundraising forecasts, including the second and third tranches of the Timwell private placement, expected to close with gross proceeds of $10.0 million in the third quarter of 2018 and $5.0 million by December 31, 2018, and no later than April 1, 2019.

If Nasdaq does not accept the Company’s compliance plan, or the Company does not, after submitting its plan, regain compliance by November 13, 2018, Nasdaq may notify the Company that its ordinary shares are subject to delisting. The Company would then be permitted to appeal the delisting determination to a Nasdaq Hearings Panel. The Company’s ordinary shares would remain listed on The Nasdaq Capital Market pending the panel’s decision after the hearing. For more information regarding the compliance plan and deficiency, see “Part II, Item 1A. Risk Factors” in the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2018.

Forward-Looking Statements

In addition to historical information, this report contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, and Section 21E of the U.S. Securities Exchange Act of 1934. Such forward-looking statements may include projections regarding the Company’s future performance and, in some cases, may be identified by words like “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “should,” “would,” “seek” and similar terms or phrases. The forward-looking statements contained in this report are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Important factors that could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements include the factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as amended, filed with the SEC and other documents subsequently filed with or furnished to the SEC. Any forward-looking statement made in this report speaks only as of the date hereof. Factors or events that could cause the Company’s actual results to differ from the statements contained herein may emerge from time to time, and it is not possible for the Company to predict all of them. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ReWalk Robotics Ltd.

By:	/s/ Ori Gon
Name: Title:	Ori Gon Chief Financial Officer

Dated: May 23, 2018

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